Exhibit 99.1

Investor Relations:	Peter MacEwen
Alexandra Lynn
(617) 747-3300 ir@amg.com

Media Relations:	Laura O’Brien
(617) 747-3300
pr@amg.com

AMG Names Samuel T. Byrne to its Board of Directors

BOSTON, October 21, 2009 — Affiliated Managers Group, Inc. (NYSE: AMG) today announced the election of Samuel T. Byrne to its Board of Directors.

Mr. Byrne is a managing partner and co-founder of CrossHarbor Capital Partners LLC, a leading alternative investment management firm specializing in real estate, as well as distressed securities and private equity.  Since CrossHarbor’s founding in 1993, the company has executed in excess of 300 real estate transactions both within the U.S. and around the world.  The firm manages institutional capital on behalf of investors globally, including public pension systems, endowments, and such foreign institutions as sovereign wealth funds.  Before founding CrossHarbor Capital Partners, Mr. Byrne served as a management consultant advising on corporate restructurings and bankruptcy matters.  Prior to that, he was a portfolio manager at Fleet Financial Group and Bank of New England.  An active member of the academic and cultural communities, Mr. Byrne currently serves as Chairman of the Board of the Brookwood School and is on the Board of Trustees of the Peabody Essex Museum.  Mr. Byrne holds a B.A. in Economics from Tufts University.

“We are very pleased to welcome Sam to our Board and look forward to the broad industry expertise and global business perspective that he will bring to AMG,” said Sean M. Healey, AMG’s President and CEO.  “Sam’s strong financial background includes an impressive track record of successful investments, and his strategic vision will be a great addition to our Board as we continue to focus our efforts on enhancing the global scale of AMG and our Affiliates.”

About Affiliated Managers Group

Affiliated Managers Group is a diversified asset management company with approximately $180 billion in assets at June 30, 2009. AMG’s strategy is to generate growth through the internal growth of its existing Affiliates, as well as through investments in new Affiliates.  Through AMG’s innovative partnership approach, individual members of each Affiliate’s management team retain or receive significant direct equity ownership in their firm while maintaining operating autonomy. AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the ability to complete pending acquisitions, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission.  Reference is hereby made to the “Cautionary Statements” set forth in the Company’s Form 10-K for the year ended December 31, 2008.

AMG routinely posts information that may be significant for investors in the Investor Information section of its website, and encourages investors to consult that section regularly.  For additional information, please visit www.amg.com.

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